Exhibit 99(k)(3)

SERVICES AGREEMENT

          AGREEMENT (“Agreement”) is made as of [March __, 2007], between BISYS Fund Services Ohio, Inc. (“BISYS”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and Central Park Group Multi-Event Fund (the “Fund”) a Delaware Statutory Trust, having a place of business at 12 East 49th Street, New York, NY 10017.

          WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS the Fund has registered the offering and sale of beneficial ownership interests in the Fund (the “Interests”) under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended and in effect from time to time, (the “Prospectus”);

          WHEREAS, the Fund desires to retain BISYS to provide certain fund accounting, transfer agency/investor recordkeeping, Blue Sky and other administrative services for the Fund, and BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Fund and BISYS hereby agree as follows:

1.	Retention of BISYS.

          The Fund hereby retains BISYS to act as administrator, fund accountant and transfer agent/ investor recordkeeper of the Fund, and to furnish the Fund with administrative, fund accounting, investor recordkeeping, and Blue Sky services as set forth in Sections 2(a) through (d) below. BISYS will perform the services upon the terms set forth in this Agreement and the Schedules to this Agreement.

          BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way, and shall not be deemed an agent of the Fund.

2.	Services.

(a)	Administration Services. BISYS shall perform the administrative services set forth in Schedule A to this Agreement and, on behalf of the Fund, shall investigate, and conduct relations with, custodians, depositories, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed by BISYS to be necessary or desirable for the Fund’s operations. BISYS shall provide the Board of Trustees of the Fund (the “Board”) with such reports regarding the Fund’s investment performance as it may reasonably request, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. BISYS shall perform such other administration services, and furnish such reports for the Fund that are mutually agreed upon by the parties from time to time, for which the Fund will pay BISYS the amounts agreed upon between them.

(b)	Fund Accounting Services. BISYS shall perform for the Fund the fund accounting services set forth in Schedule B to this Agreement. BISYS shall also perform such special accounting services, and furnish such reports, for the Fund to the extent agreed upon by the parties from time to time, for which the Fund will pay BISYS the amounts agreed upon between them.

(c)	Transfer Agency Services/Investor Recordkeeping. BISYS shall perform for the Fund the transfer agency/investor recordkeeping services set forth in Schedule C to this Agreement. BISYS also agrees to perform for the Fund such special transfer agency services to the extent agreed upon by the parties from time to time, for which the Fund will pay BISYS the amounts agreed upon between them.

(d)	Blue Sky Services. BISYS shall perform for the Fund the Blue Sky services set forth in Schedule D to this Agreement. BISYS also agrees to perform for the Fund such special Blue Sky services to the extent agreed upon by the parties from time to time, for which the Fund will pay BISYS the amounts agreed upon between them.

          BISYS shall provide the Fund with all necessary office space, equipment, personnel and facilities (including facilities for investors’ and Board meetings) for handling the affairs of the Fund, and such other services as BISYS shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, BISYS shall make reports to the Board concerning the performance of its obligations hereunder.

          BISYS shall perform such other services for the Fund that are mutually agreed upon by the parties from time to time, for which the Fund will pay BISYS the amounts agreed upon between them, from time to time. Except as explicitly set forth herein, BISYS shall only perform additional services as are set forth in an amendment to this Agreement, in consideration of such fees as the parties agree.

          BISYS may use one or more third parties to perform some or all of its obligations under this Agreement. BISYS shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

3.	Allocation of Charges and Expenses.

          BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall pay all compensation, if any, of officers and trustees of the Fund who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee or agent of the Fund (who is not a BISYS employee) retained by the Board to perform services on behalf of the Fund.

          The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for Fund legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing investors, all expenses incurred in connection with issuing and tendering Interests, the cost of custodial services, the costs of initial and ongoing registration of the Interests under Federal and state securities laws, fees and out-of-pocket expenses of trustees and officers who are not affiliated persons of BISYS or any affiliate thereof, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.	Fees and Expenses.

(a)	The Fund shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule E to this Agreement. Fees for any additional services to be provided by BISYS pursuant to an amendment to any of Schedules A, B, C or D shall be subject to mutual agreement at the time such amendment is proposed.

(b)	In addition to paying BISYS the fees set forth in Schedule E, the Fund agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including without limitation:

(i)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Fund or the Fund’s investment adviser or custodian, broker dealers, investors, public accountants or others as required for BISYS to perform the services to be provided hereunder;

(ii)	The cost of microfilm or microfiche of records or other electronic storage of Fund records and other materials;

(iii)	All freight and other delivery and bonding charges incurred in delivering materials to and from the Fund, its investment advisers or other service providers;

(iv)	All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials, tax forms, statements of average cost, daily confirmations, periodic statements, new account letters and maintenance letters;

(v)	Check and payment processing fees;

(vi)	NSCC and related costs;

(vii)	Sales taxes;

(viii)	Costs of investor correspondence;

(ix)	Costs of tax data services;

(x)	Costs of rating agency services’

(xi)	All out of pocket costs incurred in connection with BISYS’ provision (if applicable, under Section 23 of this Agreement) of Fund officers and in connection with administration services, including, without limitation, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Board meetings and any other meetings for which such attendance is requested or agreed upon by the parties; and

(xii)	Any expenses incurred at the written direction of an officer of the Fund; provided however, that such officer is not an officer or employee of BISYS or its affiliates.

(c)	In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

(i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

(ii)	Fees for pricing information used in connection with pricing the securities and other investments of the Fund’s portfolio;

(iii)	A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors, not to exceed $.04 per page for Board meeting materials, tax forms and statements of average cost, and $.03 per page for daily confirmations, periodic statements, new account letters and maintenance letters; fees for programming in connection with creating or changing the forms of statements, billed at a mutually agreed upon rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(iv)	Fees and expenses associated with providing the “AML Services,” as set forth in item (vii) in Schedule C of this Agreement;

(v)	System development fees, billed at a mutually agreed upon rate as approved by the Fund, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

(vi)	Fees for development of any custom interfaces, billed at a mutually agreed upon rate;

(vii)	Interactive Voice Response System fees, charged according to BISYS’ standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

(viii)	In the event that BISYS is requested or authorized by the Fund or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS, the Fund will, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought, pay BISYS for its professional time (at its standard billing rates) and reimburse BISYS for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

(ix)	Blue Sky check processing and payment fees.

          All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges shall survive the termination of this Agreement.

5.	Effective Date.

          This Agreement shall become effective as of the launch of the Fund, which is anticipated to occur on or about March 1, 2007 (the “Effective Date”).

6.	Term; Liquidated Damages.

          (a)         This Agreement shall continue in effect for an initial term of one year from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined below, upon the provision of 60 days advance written notice by the party alleging cause.

          (b)         For purposes of this Section 6, “cause” shall mean (a) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          (c)         Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the consent of the Fund, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Fund shall pay to BISYS, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to the Fund, its investment adviser and/or other parties of the Fund’s property, records, instruments and documents, such amount to be paid on or before the date of such termination.

           (d)        If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) “cause”, the Fund terminates this Agreement, or the Fund terminates BISYS’ services, or BISYS is replaced as service provider to the Fund, then the Fund shall make a one-time cash payment to BISYS, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due BISYS for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y)12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month would be based upon the average fees payable to BISYS monthly during the 12 months before the date of the event that triggers such payment.

          (e)        In the event that the Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by BISYS pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable.

          (f)        If one of the events described above is partial (e.g., a termination of BISYS as provider of some but not all of the services set forth in this Agreement), the liquidated damages amount payable by the Fund shall be appropriately adjusted on a pro rata basis.

          (g)        Any liquidated damages amount payable to BISYS shall be paid by the Fund on or before the date of the event that triggers the payment obligation.

          (h)        The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

7.	Standard of Care; Force Majeure; Limitation of Liability.

          (a)        BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Fund for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against BISYS under this Agreement.

          (b)        Notwithstanding any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond BISYS’ control. Events beyond BISYS’ control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

          (c)        BISYS shall provide the Fund, at such times as the Fund may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

          (d)        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, AND LOST OR DAMAGED DATA, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	Legal Advice.

          BISYS may notify the Fund if BISYS reasonably determines that it is in need of the advice of counsel to the Fund with regard to BISYS’ responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel to the Fund; however, this Agreement shall not obligate counsel to the Fund to render such advice. After so notifying the Fund, if BISYS does not obtain the advice of counsel to the Fund within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Fund unless relating to a matter involving BISYS’ willful misfeasance, bad faith, negligence or reckless disregard of BISYS’ responsibilities and duties hereunder. BISYS shall in no event be liable to the Fund or any Fund or any investor or beneficial owner of the Fund for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

9.	Instructions / Certain Procedures, etc.

          (a)        BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Fund until receipt of actual notice thereof from the Fund.

          (b)        Subject to Section 23(b) of this Agreement, whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from an investor, or a properly authorized agent of an investor (“investor’s agent”), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Fund or by the investor or investor’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Board or by the investor or investor’s agent, as the case may be.

          (c)        As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information, and the Fund’s Certificate of Organization (collectively, the “Governing Documents”) to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Fund.

          (d)        The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Fund (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Fund’s Certificate of Organization, By-Laws or then-current Prospectus.

          (e)        The Fund acknowledges receipt of a copy of BISYS’ policy related to the acceptance of trades for prior day processing (the “BISYS As-of Trading Policy”). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion, but will provide prompt notice to the Fund of such amendment. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Fund and furnished to BISYS by the Fund.

          (f)        The Fund acknowledges and agrees that deviations from BISYS’ written investor recordkeeping/transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Fund (other than an officer or employee of BISYS or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Fund (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an “Exception”). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Fund resulting from the Exception, and the Fund shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

          (g)        The Fund instructs and authorizes BISYS to provide information pertaining to the Fund’s portfolio to pricing vendors, Fund service providers, and as otherwise necessary for legitimate purposes related to the services to be provided hereunder.

10.	Indemnification.

          (a)        The Fund shall indemnify and hold harmless BISYS, and its affiliates, subsidiaries and parents, and their employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (collectively, “Losses”) resulting directly and proximately from BISYS’ performance of services under this Agreement or based, if applicable, upon BISYS’ reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS by the Fund, the investment adviser, or other authorized agents of the Fund; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by BISYS of its obligations and duties under this Agreement.

          (b)        BISYS shall indemnify, defend, and hold the Fund and its affiliates, subsidiaries and parents, and its trustees, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Fund involving bad faith, willful misfeasance, negligence or reckless disregard by the Fund of its obligations and duties.

          (c)        In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

          (d)        The indemnifying party shall be entitled to participate in at its own expense or, if it so elects, to assume the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

          (e)        The provisions of this Section 10 are subject to the provisions of Section 9 of this Agreement.

11.	Record Retention and Confidentiality.

          BISYS shall keep and maintain on behalf of the Fund all books and records which are customary or which are required to be kept in connection with BISYS’ services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 of the 1940 Act. BISYS further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund at reasonable times or by the SEC promptly.

          BISYS shall otherwise keep confidential all books and records relating to the Fund and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, (iv) BISYS is requested to make a disclosure by an investor or investor’s agent with respect to information concerning an account as to which such investor has either a legal or beneficial interest and a legal right to such information at such time consistent with the Fund’s Governing Documents, Prospectus and applicable law, or (v) as requested or authorized by the Fund (including pursuant to its policies and procedures). BISYS shall provide the Fund with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 11 are subject to the provisions of Section 23(b) of this Agreement (Anti-Money Laundering Provisions).

12.	Reports.

          BISYS shall furnish to the Fund and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The Fund agrees to examine each such report or copy provided to it promptly and will report or cause to be reported to BISYS any errors or discrepancies therein.

13.	Rights of Ownership.

          All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Fund. All such records and other data which is the property of the Fund shall be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason.

14.	Return of Records.

          BISYS shall promptly upon the Fund’s demand, turn over to the Fund and cease to retain BISYS’ files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Fund, such documents and records shall be retained by BISYS, at the expense of the Fund, for six (6) years from the date of creation. At the end of such six-year period, such records and documents shall be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

15.	Bank Accounts.

          BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with such bank or banks as are acceptable to the Fund, as may be necessary or appropriate from time to time in connection with the investor recordkeeping/ transfer agency services to be performed hereunder. The Fund shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Fund shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

16.	Representations and Warranties of the Fund.

          The Fund represents and warrants to BISYS that:

(a)	The Fund is duly organized and validly existing under the laws of the jurisdiction of its formation, and the Fund has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)	The Fund has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(c)	The Fund is, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations; and

(3)	This Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

17.	Representations and Warranties of BISYS.

          BISYS represents and warrants to the Fund that:

(a)	It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)	It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(d)	The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Fund and BISYS’ equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(e)	This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

18.	Insurance.

          BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to trustees, directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

19.	Information to be Furnished by the Fund.

          The Fund agrees to furnish to BISYS the following, upon BISYS’ request, each as amended and current as of the Effective Date:

(a)	Certified copies of the Fund’s Governing Documents and of any amendments thereto;

(b)	A copy of the Valuation Policies (as defined in Schedule B);

(c)	A copy of the Fund DCPs (as defined in Schedule A);

(d)	A list of select officers of the Fund (including the Fund’s Chief Compliance Officer) and any other persons, together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters;

(e)	Two copies of any Distribution Agreements and any other forms and agreements commonly used by the Fund and its distributor regarding their relationships and transactions with investors;

(f)	Certified copies of resolutions of the Board regarding (A) Board approval of this Agreement and authorization of an officer of the Fund to execute and deliver this Agreement and instruct BISYS on various matters, and (B) authorization of BISYS to act as administrator, fund accountant and investor recordkeeper/transfer agent for the Fund as described herein;

(g)	A certificate from an officer of the Fund regarding Interests authorized, issued, and outstanding as of the Effective Date of this Agreement and receipt of full consideration by the Fund for all outstanding Interests; and

(h)	Contact information for the Fund’s financing agent, if share-class financing is available.

20.	Information Furnished by BISYS.

          BISYS agrees to furnish to the Fund, upon its request, evidence of the following:

(a)	Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

(b)	Authorization of BISYS to act as investor recordkeeper/transfer agent, fund accountant and administrator for the Fund; and

(c)	The current BISYS As-of Trading Policy.

          Upon request, BISYS shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds (“BISYS Policies”), and any material amendments thereto, to the Fund.

21.	Amendments to Documents.

          The Fund will provide BISYS with advance notice of any material amendments to the items set forth in Section 19 of this Agreement. BISYS will not be responsible for changing or conforming its services to any such amendments until BISYS has reviewed and accepted responsibility for the relevant changes in services. BISYS will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Fund would require BISYS to make specific changes to its service model, BISYS will use reasonable good faith efforts to inform the Fund of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service.

22.	Reliance on Amendments.

          BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Fund pursuant to Sections 19 and 21 of this Agreement and the indemnification provisions of Section 10 hereof are applicable to BISYS’ reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 of this Agreement, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in Section 21 of this Agreement or as otherwise agreed upon in writing.

23.	Compliance with Laws.

          (a)        Prospectus. Except for information which is the obligation of BISYS as set forth in Section 11 of this Agreement, and except as provided in the services listed in the schedules to this Agreement which call for information to be provided by BISYS for inclusion in the Prospectus, the Fund assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Fund in compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to “blue sky” filings, BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the Interests. The Fund represents and warrants that all Interests in the Fund that are offered to the public are covered by an effective Registration Statement under the 1933 Act and 1940 Act.

          (b)        Anti-Money Laundering. The Fund represents that it is not, and at all times will not be, a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and that it is not subject to the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”).

24.	Notices.

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 24:

If to the Fund:

Central Park Group Multi-Event Fund c/o Central Park Group, LLC 12 East 49th Street New York, New York 10017

with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038-4982 Attention: Stuart Coleman, Esq.

If to BISYS:

BISYS Fund Services Ohio, Inc. 3435 Stelzer Road Columbus, OH 43219 Attn: President

with a copy to:

The BISYS Group, Inc. 105 Eisenhower Parkway Roseland, NJ 07068 Attn: General Counsel

25.	Assignment.

          This Agreement and the rights and duties hereunder shall not be assignable by either of the parties without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an affiliate of such party without the need for such consent. This Section 25 shall not limit or in any way affect BISYS’ right to use a third party to perform obligations pursuant to Section 2 of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

26.	Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

27.	Activities of BISYS.

          The services of BISYS rendered to the Fund hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and investors in the Fund are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Fund, and that BISYS may be or become interested in the Fund as an investor or otherwise.

28.	Privacy.

          Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Fund except at the direction of the Fund or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Fund represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

29.	Miscellaneous.

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties.

(e)	If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

[Signature page follows.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the date first above written.

CENTRAL PARK GROUP MULTI-EVENT FUND By: __________________________________________ Name: Title:

BISYS FUND SERVICES OHIO, INC. By: __________________________________________ Name: Title:

SCHEDULE A

TO THE SERVICES AGREEMENT BETWEEN

BISYS FUND SERVICES OHIO, INC. AND CENTRAL PARK GROUP MULTI-
EVENT FUND

ADMINISTRATION SERVICES

          BISYS shall perform the following services to assist the Fund with administrative and portfolio compliance requirements:

(i)	Assist with general administrative operations, including obtaining CUSIPs, and providing Fund information to vendors and service providers as reasonably requested.

(ii)	Compute as appropriate the Fund’s net income (loss), capital gains (losses), and gross and net monthly performance information.

(iii)	Assist the Fund in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable) compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objectives, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records, and review quarterly portfolio compliance reports prepared by the Investment Advisor, if requested. Provide the Board and the Investment Advisor with quarterly results of portfolio compliance reviews.

(iv)	Calculate contractual expenses of the Fund, including calculation of expense waivers/reimbursements, servicing fees, and investment management and incentive fees, amortization of organizational expenses, all in accordance with the relevant contracts, with accounting principles generally accepted in the United States of America (“GAAP”) and with the Offering Documents.

(v)	Verify and authorize payment of all disbursements for the Fund, subject to review and approval of an officer or other authorized person of the Fund (if applicable), including Trustee and vendor fees.

(vi)	Prepare annual expense budget and monthly or quarterly (as agreed) accrual analyses; provide information regarding comparable industry experience with expense ratios/fee waivers, caps and rolling reimbursements.

(vii)	Calculate income/capital gain distributions in accordance with U.S. income/excise tax distributions requirements.

(viii)	Monitor Fund activity for compliance with subchapter M (under the Internal Revenue Code).

(ix)	Prepare U.S. tax Forms 1099-MISC with respect to Fund vendors.

(x)	Prepare draft semi-annual (unaudited report) and annual unaudited statement of assets, liabilities and investors’ capital, statement of operations, statement of changes in investors’ capital, statement of cash flows, schedule of investments, financial highlights and notes to financial statements. Provide draft statements and related accounting reports in connection with the annual audit performed by the Fund’s auditor; provide the auditor with access to the Fund’s books and records and coordinate with the Fund’s auditors regarding annual audit.

(xi)	Prepare financial information, as applicable, for registration statements under the 1940 Act and/or the 1933 Act, shareholder reports to investors (as indicated above), and other Fund regulatory filings. Review drafts of all such filings to verify information provided.

(xii)	Prepare and file the Fund’s Form N-SAR on a semi-annual basis.

(xiii)	Make available appropriate individuals to serve as officers of the Fund, upon designation by the Board, provided such individuals will serve only in ministerial or administrative capacities related to BISYS’ services hereunder.

(xiv)	Assist the Fund in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 and 30a-3 under the 1940 Act, and related laws (collectively, “Sarbanes-Oxley”), by internally establishing and maintaining controls and procedures (“BISYS Controls”) designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Fund and included in financial information certified by Fund officers (the “Certifying Officers”) on Form N-CSR and Form N-Q (collectively, “Reports”) is (A) recorded, processed, summarized, and reported by BISYS within the time periods specified in the SEC’s rules and forms and the Fund’s corresponding disclosure and control procedures (the “Fund DCPs”), and (B) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by the Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS’ services solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS Controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering any such sub-certifications concerning Fund Reports, BISYS may (I) limit its representations to information prepared, processed and reported by BISYS, (II) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Fund, including all other service providers of the Fund, and compliance by such officers and agents with the Fund DCPs, including, but not limited to, the Fund’s Investment Advisor and custodian, and (III) assume that the Fund has selected appropriate accounting policies for the Fund.

The Fund shall assist and cooperate with BISYS (and shall use its best efforts to cause its officers, the Investment Advisor, and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Fund’s Form N-CSR and Form N-Q, including Fund financial statements, so that BISYS may submit a draft Report to the Fund’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Fund or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Fund in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

The Fund shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Fund shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (x) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Investment Advisor and other service providers of the Fund sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (y) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (z) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

(xviii)	Prepare, with the assistance of the Investment Advisor and Fund officers, the drafts of, and file the certified final versions of the Fund’s Form N-CSR and Form N-Q.

SCHEDULE B

TO THE SERVICES AGREEMENT BETWEEN

BISYS FUND SERVICES OHIO, INC. AND CENTRAL PARK GROUP MULTI-
EVENT FUND

FUND ACCOUNTING SERVICES

          BISYS shall perform the following accounting services (monthly, unless expressly provided otherwise):

(i)	Generate and maintain the general ledger and original books of entry, based on information received from the Fund, the Fund’s Investment Advisor, brokers and other relevant third parties;

(ii)	Verify and reconcile with the Fund’s custodian and the Investment Advisor cash balances and trade activity; verify and reconcile Interest balances against receivable & payables;

(iii)	Obtain monthly valuations for the Fund’s portfolio holdings, calculate the net asset value of the Fund “NAV” and each Interest in accordance with the Fund’s valuation policies and procedures (the “Valuation Policies”), the Governing Documents, and the Prospectus;

(iv)	Compute as appropriate the Fund’s net income (loss), capital gains (losses), expense ratios and portfolio turnover rate, all as mutually agreed;

(v)	Calculate contractual expenses of the Fund, including calculation of management fees, expense waivers/reimbursements, servicing fees, and investment management and incentive fees, amortization of organizational expenses, all in accordance with the relevant contracts, the Governing Documents, and the Prospectus; make and control all disbursements for the Fund, subject to review and approval of an officer or other authorized person of the Fund, including administration of trustee and vendor fees and compensation on behalf of the Fund, and as otherwise appropriate;

(vi)	Post Fund transactions to appropriate general ledger categories;

(vii)	Accrue Fund expenses in accordance with budgets or as otherwise directed, submit changes to accruals and expenses to authorized officers of the Fund (other than an officer or employee of BISYS) for review and approval;

(viii)	Post investor activity and reconcile monthly balances;

(ix)	Monitor and reconcile to the Fund’s custodian the outstanding receivables and payables for all (A) security trades and (B) transactions in Interests;

(x)	Determine unrealized appreciation and depreciation on securities held and account for the amortization of premiums or discounts;

(xi)	After approval of Net Asset Value calculations, distribute Net Asset Values and other performance information as directed by the Fund;

(xii)	Prepare and provide monthly unaudited statement of assets, liabilities and investors’ capital, statement of operations, statement of changes in investors’ capital, statement of cash flows and schedule of investments;

(xiii)	Prepare and provide accounting information, as applicable, for registration statements on Form N-2, reports to investors, and other filings related to Interests, and examinations by the SEC or other regulators;

(xiv)	Provide accounting reports in connection with the annual audit performed by the Fund’s auditor in accordance with a mutually-agreed timeline (subject to BISYS’ timely receipt of all necessary information, including valuations from Portfolio Funds, if applicable) and provide the auditor with access to the Fund’s books and records;

(xv)	Prepare financial materials for Board books; and

(xvi)	Assist with regulatory audits and examinations of the Fund, including providing accounting reports of the Fund for such audits and examinations.

SCHEDULE C

TO THE SERVICES AGREEMENT BETWEEN

BISYS FUND SERVICES OHIO, INC. AND CENTRAL PARK GROUP MULTI-
EVENT FUND

TRANSFER AGENCY/ INVESTOR SERVICES

          BISYS shall maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:

(i)	Process purchases, dividend reinvestments, repurchases/tenders, and transfers of Interests; prepare and issue investor confirmations, which shall be in compliance with Rule 10b-10 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

(ii)	Maintain the register of investors; maintain investor records, including account documentation files, all or part of which may be kept on microfiche and/or otherwise imaged.

(iii)	Prepare U.S. tax forms with respect to Fund investors, including calculation of amounts reported (e.g., 1099, 5498).

(v)	Monitor receipt of cash equivalents; prepare and, subject to review by the Fund, file IRS Form 8300 as necessary.

(vi)	Tabulate investor responses to tender/repurchase offers not more frequently than semi-annually.

(vii)	Verify investor names against the list of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and other relevant lists published by governmental or other applicable authorities, all as required by applicable U.S. laws and regulations or as otherwise reasonably directed by the Fund.

(ix)	Prepare and issue monthly account statements to investors.

(x)	Where applicable, process redemption fees as stated in the Fund Prospectus.

(xi)	Provide reporting and cash movement as instructed by the Fund and the financing agent, in the event of share-class financing.

(xii)	Calculate redemption fees, as appropriate.

SCHEDULE D

TO THE SERVICES AGREEMENT BETWEEN

BISYS FUND SERVICES OHIO, INC. AND CENTRAL PARK GROUP MULTI-
EVENT FUND

BLUE SKY SERVICES

          BISYS shall perform the following services to assist the Fund with state regulatory filings:

Prepare such reports, applications and documents (including reports regarding the sale and redemption of Interests as may be required in order to comply with U.S. federal and state securities laws) as may be necessary or desirable to register and/or report sales of Interests with state securities authorities in each state authorized by the Fund); monitor the sale of Interests for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Interests and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Fund and the Interests with applicable state securities authorities to enable the Fund to make a continuous offering of its Interests. State securities (“Blue Sky”) exemption services are made available at an additional standard fee which is earned by BISYS based on exemptions obtained by the Fund, including an annual minimum.

SCHEDULE E

TO THE SERVICES AGREEMENT BETWEEN

BISYS FUND SERVICES OHIO, INC. AND CENTRAL PARK GROUP MULTI-
EVENT FUND

FEES

          The Fund shall pay to BISYS on the first business day of each month, or as otherwise set forth below, the fees determined at the annual rates set forth below.

Administration/ Fund Accounting Services Fees:

Asset-Based Annual Fee

0.08% of the first $250 million in net assets of the Fund, plus
0.06% of the aggregate net assets of all Funds in excess of $250 million.

The asset-based fee is subject to an annual minimum fee of $125,000.

Investor Servicing Fees:

Investor Account Fees (per Investor per annum)

0-100 101-1000 Investors Over 1000 Investors	No cost $20 $10

AML Fees:

Annual Fees

Program Fee: Identity Check/Early Warning Software (to be billed in equal monthly installments)	$4,500 $47.92 per month

Out of Pocket Expenses and Miscellaneous Charges:

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of this Agreement.

CPI Adjustment:

Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.